Exhibit 99.1

For Immediate Release

GlobeImmune Announces Updates and Financial Results for Full Year 2015

LOUISVILLE, CO–(Marketwired – March 16, 2016) – GlobeImmune, Inc. (NASDAQ: GBIM) today provided an update on the Company’s business and clinical programs and announced financial results for the full year ended December 31, 2015.

The Company continues to seek potential strategic transactions and, after a thorough process, has not identified a potential transaction to date. Cantor Fitzgerald & Co. has been retained by the Company to assist in reviewing ways to maximize stockholder value. There is not a defined timeline for the strategic review process and the review may not result in any specific action or transaction.

The Company has three ongoing clinical trials being conducted by the Company’s corporate collaborators, Gilead Sciences, Inc. and Celgene Corporation. GS-US-330-1401, the GS-4774 Phase 2 clinical trial in patients with chronic HBV infection who are currently not receiving treatment, is fully enrolled and the 24-week results are projected to be available in the second quarter of 2016. The results from a GI-6207 Phase 2 trial in subjects with medullary thyroid cancer are projected to be available in the second half of 2016. A Phase 2 clinical trial designed to investigate the safety and efficacy of evaluating GI-6301 in combination with radiation therapy in patients with chordoma is still enrolling patients.

Financial Results – Fiscal Year 2015

For the full year ended December 31, 2015, GlobeImmune reported a net loss of $2.8 million compared to $16.3 million in 2014. The decrease in net loss for 2015 was due to $1.8 million of revenue from the license of the GI-6200 program to Celgene, lower research and development expenses due to lower compensation expense, as well as no interest expense, early retirement expense associated with convertible notes and no fair-value adjustments of warrants as these costs terminated upon the closing of the Company’s initial public offering in July 2014. GlobeImmune reported a loss applicable to common stockholders of $2.8 million, or $0.48 per share, for the year ended December 31, 2015 compared to loss applicable to common stockholders of $23.4 million, or $8.04 per share, in 2014.

Research and development for proprietary programs expense for the year ended December 31, 2015 was $1.8 million compared to $2.2 million for the year ended December 31, 2014, a decrease of $0.4 million. The decrease was primarily due to a reduction in expenses related to the GI-4000 program and a decrease in salary expense due to layoffs during the third quarter. Costs of manufacturing services for 2015 were $0.3 million compared to $1.5 million in 2014. The decrease was primarily due to a decrease in expenses relating to manufacturing services for Gilead for the Phase 2 HBV trial. Costs of collaboration license and services for the year ended December 31, 2015 was $2.4 million compared to $3.5 million for the year ended December 31, 2014, a decrease of $1.1 million. The decrease was primarily due to a decrease in expenses related to the Phase 1 clinical trial for GS-4774 and reduction in salary expense due to layoffs during the third quarter. General and administrative expense for the year ended December 31, 2015 was $4.6 million compared to $4.3 million for the year ended December 31, 2014, an increase of $0.3 million. The increase was related to expenses associated with being a public company for a full year ended December 31, 2015 offset by lower travel expenses and gain on sale of property and equipment.

At December 31, 2015, GlobeImmune had cash and equivalents of $9.9 million. The Company’s major financial obligation is the remaining balance on its lease. Net of the total payments due over the remaining 36 months of the lease obligation, the Company believes it has sufficient cash to operate the company through the end of 2016 as it continues to evaluate strategic alternatives.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 and GI-6200 Tarmogen product series targeting brachyury and CEA, respectively. In 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations,the Company’s ability to enter into and complete any strategic transaction, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT:

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE INVESTOR CONTACT:

Susan Noonan

S.A. Noonan Communications

T: 212-966-3650

susan@sanoonan.com